                                                                   EXHIBIT 10.15


                                    ADDENDUM

THIS ADDENDUM ("Addendum") entered into this 1st day of March, 1999, by and between Net Command Tech, Inc., a Delaware corporation ("Company") with offices at 62 Indian Trace, Weston, Florida 33326 and William R. Dunavant
("Executive"), with an address of 2461 Provence Circle, Weston, Florida 33327.


                             W I T N E S S E T H :


WHEREAS, the Company and the Executive have entered into an Employment Agreement ("Agreement") on this same date; and

WHEREAS, the Company and Executive have agreed that this Addendum shall form a part of the Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained herein and in the Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. PRECEDENCE AND INCORPORATION. This Addendum forms a part of the Agreement attached. The Agreement and this Addendum shall be considered one document. The terms contained in this Addendum shall take precedence over any Agreement terms that are inconsistent with this Addendum. Terms used in this Addendum shall have the same meaning as ascribed to them in the Agreement.

2. INTERIM BASE SALARY REVIEW. Executive's Base Salary shall be reviewed for an interim increase on January 1, 2000.

3. SEPARATION PAY. Executive shall be entitled to receive twelve (12) month's pay as separation pay in the event of Executive's termination of employment with the Company, so long as Executive is not terminated with cause, as that term is defined in Paragraph 6 of the Agreement. Executive shall also receive any bonus earned (pro-rata) at the time of termination, so long as Executive is not terminated without cause, as that term is defined in Paragraph 6 of the Agreement. Payment shall be made, in the Company's sole discretion, in a lump sum or periodic payments over six months. Executive's life, medical, and other insurance coverages shall be maintained at the Company's expense for a period of twelve (12) months or until such time that Executive obtains new full time employment, so long as Executive is not terminated without cause, as that term is defined in Paragraph 6 of the Agreement. Additionally, the Company vehicle provided to Executive under Paragraph 6E shall be purchased by the Company and given/titled to Dunavant, so long as Executive is not terminated with cause, as that term is defined in Paragraph 6 of the Agreement.

The Company has no severance pay policy or plan and this separation pay shall not be considered severance pay. However, this paragraph 3 shall survive termination of the Agreement, provided that it is not terminated under Paragraph 6 of the Agreement.

4. STOCK ISSUANCE. Executive shall be issued two million shares (2,000,000) shares of the Company's common stock at a price of $.001 per share upon execution of this Agreement. These shares shall be registered by the Company if Executive is terminated without cause.

5. STOCK OPTIONS. During each year Executive is employed by the Company, Executive shall receive cashless options exercisable at $5.00 per share, equal in value to five-percent (5%) of the Company's gross sales for that year. Should Executive be terminated without cause, or terminated or demoted because of a corporate reorganization and/or takeover/acquisition, or should there be a change in control of fifty-one-percent (51%) or more by a single shareholder or shareholder group (all these described events collectively defined as ("Control Event"), all options accrued at the time of the Control Event shall vest immediately at the rate described above for the gross sales at the time of the Control Event, or five-percent (5%) of the price paid for the change in control (as calculated by an independent professional appraiser), whichever is greater. Executive shall also participate in the Company's Incentive Stock Option Program.

6. BENEFITS. Executive shall receive the following fringe benefits in addition to his base benefits, which shall be vested upon Executive's commencement of employment with the Company:

               A. Four weeks paid vacation during the first year of the Initial Term. Five weeks paid vacation each year thereafter. Unused vacation days in any year can be carried over and accumulated to subsequent years.

               B. Six (6) personal/six days each year and up to six days off per year for national holidays, such holidays being in addition to vacation days.

               C. Health Insurance (PPO), Dental Insurance, Disability Insurance, and Life Insurance in the amount of $1,000,000.00 for Executive and his dependents. Company shall pay the premiums required for these coverages on Executive only.

               D. Participation in the Company's 401K Plan, with matching contributions made annually by the Company up to two-percent (2%) of Executive's Base Salary for each year.

               E. A Company vehicle, leased not to exceed $800 per month, with the Company paying all lease, gasoline, maintenance and insurance costs.

               F.   Club membership fees up to a maximum of $3,500 per year.

               G. Tax accounting reimbursement up to $1,500 per year, for personal advisory services regarding Company stock and income tax filing.

               H. Company shall pay Executive's attendance at seminars and conferences that will enhance the Company's reputation, standing, or profitability. Attendance at the described events shall not be categorized as sick, personal, or vacation days.

7. RELOCATION. If Executive agrees to a relocation from his present employment locale and domicile, Company shall reimburse Executive for all relocation expenses typical for executives, including domicile closing costs, points and commissions, with the intent that executive does not incur any financial loss in the overall cost of the relocation, with the exception of purchase and sale prices of his changes in domiciles.

8. COUNTERPARTS. This Addendum may be executed in counterparts, each of which shall be deemed an original. All such counterparts together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first written above.


NET COMMAND TECH, INC.                          "Executive"

By: /s/ William R. Dunavant                      /s/ William R. Dunavant
   ----------------------------                 -----------------------------
    William R. Dunavant                          William R. Dunavant
    President




                                       3